Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 tel +1-203-968-3000

Xerox Reports First-Quarter 2013 Earnings

•	Q1 GAAP earnings per share of 23 cents; adjusted EPS of 27 cents

•	Revenue of $5.4 billion down 3 percent

•	Reiterated 2013 full-year earnings expectations

NORWALK, Conn., April 23, 2013 – Xerox (NYSE: XRX) announced today first-quarter 2013 adjusted earnings per share of 27 cents, which includes a 2-cent benefit from a reserve reduction related to recent litigation developments. Adjusted EPS excludes 4 cents related to amortization of intangibles, resulting in GAAP EPS of 23 cents.

In the first quarter, total revenue of $5.4 billion was down 3 percent. Revenue from the company’s services business was up 4 percent and represents 55 percent of total revenue.

“We delivered solid revenue growth in our services business along with a stable segment margin and a 64-percent increase in the total contract value of signings to $3.7 billion,” said Ursula Burns, Xerox chairman and chief executive officer.

“While results in our services business align with our growth strategy and our expectations, challenges in our document technology business continued during the first quarter,” she added. Revenue from the company’s document technology business, representing 40 percent of total revenue, was down 9 percent, which had an adverse impact on segment margin as market conditions and the timing of a recent product platform launch put pressure on the sale of document systems, supplies and related services. In February, Xerox announced ConnectKey™, a software system embedded in 16 new Xerox multifunction printers, many of which began shipping in the second quarter.

“We’re continuing to shift our business model to adapt to market trends by expanding indirect distribution and streamlining our supply chain and product portfolio,” said Burns. “These changes, along with implementing broader operational improvements across the company, will result in increased margins that will help us scale profitable revenue in services while maintaining strong market share in document technology.”

First-quarter operating margin declined 1.1 points to 7.4 percent. Gross margin was 30 percent, and selling, administrative and general expenses were 19.7 percent of revenue.

The company used $87 million in operating cash during the first quarter, in line with cash flow seasonality and reflecting an increase in inventory related to new product launches.

For second-quarter 2013, Xerox expects GAAP earnings of 19 to 21 cents per share and adjusted EPS of 23 to 25 cents per share. The company plans a higher level of restructuring activities in the second quarter, and has included 2 cents of restructuring in its guidance.

Expected first-half results will keep Xerox on track to meet its full-year 2013 guidance for GAAP earnings per share in the range of 94 cents to $1.00, and adjusted EPS of $1.09 to $1.15. The company also reiterated expectations to generate operating cash flow of $2.1 billion to $2.4 billion in 2013.

About Xerox

With sales approaching $23 billion, Xerox (NYSE: XRX) is the world’s leading enterprise for business process and document management. Its technology, expertise and services enable workplaces – from small businesses to large global enterprises – to simplify the way work gets done so they operate more effectively and focus more on what matters most: their real business. Headquartered in Norwalk, Conn., Xerox offers business process outsourcing and IT outsourcing services, including data processing, healthcare solutions, HR benefits management, finance support, transportation solutions, and customer relationship management services for commercial and government organizations worldwide. The company also provides extensive leading-edge document technology, services, software and genuine Xerox supplies for graphic communication and office printing environments of any size. The 140,000 people of Xerox serve clients in more than 160 countries. For more information, visit http://www.xerox.com, http://news.xerox.com or http://www.realbusiness.com. For investor information, visit http://www.xerox.com/investor.

Non- GAAP Measures:

This release refers to the following non-GAAP financial measures:

•	Adjusted EPS (earnings per share) for the first-quarter 2013 as well as for the second-quarter and full-year 2013 guidance that excludes certain items.

•	Operating margin for the first-quarter 2013 that excludes certain expenses.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term;

the risk that our Services business could be adversely affected if we are unsuccessful in managing the ramp-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; interest rates, cost of borrowing and access to credit markets; reliance on third parties for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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Media Contacts:

Karen Arena, Xerox, +1-203-849-5521, Karen.Arena@xerox.com

Ken Ericson, Xerox, +1-410-571-0161, Kenneth.Ericson@xerox.com

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XEROX®, XEROX and Design®, and ConnectKey™ are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(in millions, except per-share data)	2013	2012	% Change

Revenues
Sales	$1,446	$1,588	(9%)
Outsourcing, maintenance and rentals	3,793	3,767	1%
Financing	117	148	(21%)

Total Revenues	5,356	5,503	(3%)

Costs and Expenses
Cost of sales	948	1,052	(10%)
Cost of outsourcing, maintenance and rentals	2,758	2,690	3%
Cost of financing	43	53	(19%)
Research, development and engineering expenses	154	173	(11%)
Selling, administrative and general expenses	1,057	1,068	(1%)
Restructuring and asset impairment charges	(7)	17	*
Amortization of intangible assets	83	82	1%
Other expenses, net	15	55	(73%)

Total Costs and Expenses	5,051	5,190	(3%)

Income before Income Taxes & Equity Income(1)	305	313	(3%)
Income tax expense	52	77	(32%)
Equity in net income of unconsolidated affiliates	47	40	18%

Net Income	300	276	9%

Less: Net income attributable to noncontrolling interests	4	7	(43%)

Net Income Attributable to Xerox	$296	$269	10%

Basic Earnings per Share	$0.24	$0.20	20%
Diluted Earnings per Share	$0.23	$0.19	21%

*	Percent change not meaningful.
(1)	Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended March 31,
(in millions)	2013	2012

Net Income	$300	$276
Less: Net income attributable to noncontrolling interests	4	7

Net Income Attributable to Xerox	$296	$269

Other Comprehensive (Loss) Income, Net:
Translation adjustments, net	$(363)	$160
Unrealized losses, net	(8)	(43)
Changes in defined benefit plans, net	103	(54)

Other Comprehensive (Loss) Income, Net	(268)	63
Less: Other comprehensive income, net attributable to noncontrolling interests	—	1

Other Comprehensive (Loss) Income, Net Attributable to Xerox	$(268)	$62

Comprehensive Income, Net	$32	$339
Less: Comprehensive income, net attributable to noncontrolling interests	4	8

Comprehensive Income, Net Attributable to Xerox	$28	$331

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(in millions, except share data in thousands)	2013	2012
Assets
Cash and cash equivalents	$993	$1,246
Accounts receivable, net	3,065	2,866
Billed portion of finance receivables, net	150	152
Finance receivables, net	1,741	1,836
Inventories	1,096	1,011
Other current assets	1,215	1,162

Total current assets	8,260	8,273
Finance receivables due after one year, net	3,213	3,325
Equipment on operating leases, net	520	535
Land, buildings and equipment, net	1,523	1,556
Investments in affiliates, at equity	1,332	1,381
Intangible assets, net	2,724	2,783
Goodwill	8,993	9,062
Deferred tax assets, long-term	697	763
Other long-term assets	2,303	2,337

Total Assets	$29,565	$30,015

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,107	$1,042
Accounts payable	1,656	1,913
Accrued compensation and benefits costs	786	741
Unearned income	448	438
Other current liabilities	1,630	1,776

Total current liabilities	5,627	5,910
Long-term debt	7,432	7,447
Pension and other benefit liabilities	2,876	2,958
Post-retirement medical benefits	894	909
Other long-term liabilities	741	778

Total Liabilities	17,570	18,002

Series A Convertible Preferred Stock	349	349

Common stock	1,228	1,239
Additional paid-in capital	5,560	5,622
Treasury stock, at cost	—	(104)
Retained earnings	8,208	7,991
Accumulated other comprehensive loss	(3,495)	(3,227)

Xerox shareholders’ equity	11,501	11,521
Noncontrolling interests	145	143

Total Equity	11,646	11,664

Total Liabilities and Equity	$29,565	$30,015

Shares of common stock issued	1,227,903	1,238,696
Treasury stock	—	(14,924)

Shares of common stock outstanding	1,227,903	1,223,772

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31,	March 31,
(in millions)	2013	2012

Cash Flows from Operating Activities:
Net income	$300	$276
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	329	313
Provision for receivables	26	27
Provision for inventory	9	10
Undistributed equity in net income of unconsolidated affiliates	(47)	(31)
Stock-based compensation	31	31
Restructuring and asset impairment charges	(7)	17
Payments for restructurings	(38)	(39)
Contributions to defined benefit pension plans	(45)	(79)
Increase in accounts receivable and billed portion of finance receivables	(363)	(452)
Collections of deferred proceeds from sales of receivables	115	96
Increase in inventories	(107)	(34)
Increase in equipment on operating leases	(59)	(67)
Decrease in finance receivables	96	164
Increase in other current and long-term assets	(99)	(101)
Decrease in accounts payable and accrued compensation	(94)	(144)
Decrease in other current and long-term liabilities	(66)	(35)
Net change in income tax assets and liabilities	17	43
Net change in derivative assets and liabilities	(47)	21
Other operating, net	(38)	(31)

Net cash used in operating activities	(87)	(15)

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(85)	(91)
Proceeds from sales of land, buildings and equipment	3	4
Cost of additions to internal use software	(22)	(37)
Acquisitions, net of cash acquired	(53)	(87)
Other investing, net	4	(3)

Net cash used in investing activities	(153)	(214)

Cash Flows from Financing Activities:
Net proceeds on debt	57	998
Common stock dividends	(52)	(57)
Preferred stock dividends	(6)	(6)
Proceeds from issuances of common stock	22	7
Excess tax benefits from stock-based compensation	1	—
Payments to acquire treasury stock, including fees	(10)	(50)
Repurchases related to stock-based compensation	(10)	—
Distributions to noncontrolling interests	(3)	(57)

Net cash (used in) provided by financing activities	(1)	835

Effect of exchange rate changes on cash and cash equivalents	(12)	6

(Decrease) increase in cash and cash equivalents	(253)	612
Cash and cash equivalents at beginning of period	1,246	902

Cash and Cash Equivalents at End of Period	$993	$1,514

Financial Review

Revenues

	Three Months Ended March 31,			% of Total Revenue
(in millions)	2013	2012	% Change	2013	2012

Equipment sales	$724	$811	(11%)	14%	15%
Annuity revenue	4,632	4,692	(1%)	86%	85%

Total Revenue	$5,356	$5,503	(3%)	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:

Sales	$1,446	$1,588
Less: Supplies and other sales	(528)	(565)
Less: Paper sales	(194)	(212)

Equipment Sales	$724	$811

Outsourcing, maintenance and rentals	$3,793	$3,767
Add: Financing	117	148
Add: Supplies and other sales	528	565
Add: Paper sales	194	212

Annuity Revenue	$4,632	$4,692

First quarter 2013 total revenues decreased by 3% compared to the first quarter 2012, with no impact from currency, and reflected the following:

•	Annuity revenue decreased by 1% compared to the first quarter 2012, with no impact from currency. Annuity revenue is comprised of the following:

•

Outsourcing, maintenance and rentals revenue, which includes outsourcing revenue within our Services segment and maintenance revenue (including bundled supplies) and rental revenue, both primarily within our Document Technology segment. An increase of 1% was driven by an increase in outsourcing revenue in our Services segment, partially offset by a decline in maintenance revenue, due to moderately lower page volumes and revenue per page.

•

Supplies and other sales, which includes unbundled supplies and other sales, primarily within our Document Technology segment. A decrease of 7% was driven by moderately lower supplies demand, as well as a lowering of channel inventories in the U.S.

•	Paper sales, primarily within our Other segment, decreased by 8% from the first quarter 2012, driven by market pricing and lower activity.

•

Financing revenue declined by 21% from the first quarter 2012. The 2012 sales of finance receivables drove approximately half of the total decline in 2013, while the remainder was driven by a decline in the volume of new finance receivables as a result of lower financed equipment sales in prior periods.

•

Equipment sales revenue is reported primarily within our Document Technology segment and the document outsourcing business within our Services segment. Equipment sales revenue declined 11% as compared to the first quarter 2012, with no impact from currency. Declines were driven by the weak macro-environment as well as the timing of our mid-range product refresh. Entering the second quarter 2013, order backlog is up year over year, resulting from our first quarter 2013 product announcements in the mid-range and entry production color spaces. Consistent with prior quarters, price declines were in the range of 5% to 10%.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income

Summary of Key Financial Ratios

The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended March 31,
	2013	2012	Change

Total Gross Margin	30.0%	31.0%	(1.0) pts.
RD&E as a % of Revenue	2.9%	3.1%	(0.2) pts.
SAG as a % of Revenue	19.7%	19.4%	0.3 pts.
Operating Margin (1)	7.4%	8.5%	(1.1) pts.

Pre-tax income margin	5.7%	5.7%	0.0 pts.

Operating Margin

First quarter 2013 operating margin1 of 7.4% decreased 1.1-percentage points as compared to the first quarter 2012. This decrease was driven primarily by an increase of SAG expenses as a percent of revenue in our Technology segment as well as a decline in gross margin in our Services segment.

Gross Margin

Gross margin of 30% decreased 1.0-percentage point as compared to the first quarter 2012. This decrease was driven by revenue mix within the Services segment, contract ramp within document outsourcing, as well as the continued increase of Services revenue as a percent of total revenue.

Services segment gross margin decreased by 0.7-percentage points as compared to the first quarter 2012. The decrease was driven by revenue mix within the segment and contract ramp within document outsourcing. Productivity improvement and restructuring savings more than offset the impact of price declines.

Document Technology segment gross margin was flat as compared to the first quarter 2012 as cost improvements offset the impact of price declines.

Research, Development and Engineering Expenses (“RD&E”)

First quarter 2013 RD&E as a percentage of revenue of 2.9% decreased 0.2-percentage points from the first quarter 2012. In addition to lower spending and improved productivity, this decrease was driven by the positive mix impact of the continued growth in Services revenue, which historically has a lower RD&E as a percentage of revenue.

RD&E of $154 million was $19 million lower than the first quarter 2012, reflecting the impact of restructuring and productivity improvements. Innovation continues to be a core strength and we continue to invest at levels that enhance our innovation, particularly in services, color and software. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

SAG as a percentage of revenue of 19.7% increased 0.3-percentage points from the first quarter 2012. The increase was driven by lower than expected revenue in our Document Technology segment reflecting product launch timing and overall market conditions. This was partially offset by restructuring benefits, productivity improvements and the positive mix impact from the continued growth in Services revenue, which historically has a lower SAG as a percentage of revenue.

SAG of $1,057 million was $11 million lower than the first quarter 2012. This included a $1 million favorable impact from currency for the quarter. SAG expenses reflect the following:

•

$19 million decrease in selling expenses, driven primarily by benefits from restructuring and productivity improvements, partially offset by the impact of acquisitions and investments in our mid-range product launch.

•	$7 million increase in general and administrative expenses, as restructuring savings and productivity improvements were more than offset by the impact of acquisitions.

•

$1 million increase in bad debt expenses to $25 million. Small increases in the U.S. and developing markets were partially offset by a decrease in Europe. First quarter 2013 bad debt expense remained at less than one percent of receivables.

Restructuring and Asset Impairment Charges

During the first quarter 2013, we recorded net restructuring and asset impairment credits of $7 million, primarily resulting from net reversals and adjustments in estimated reserves from prior period initiatives.

The restructuring reserve balance as of March 31, 2013, for all programs was $86 million, of which approximately $80 million is expected to be spent over the next twelve months.

We expect to incur additional restructuring charges of approximately $35 million in the second quarter of 2013 for actions and initiatives which have not yet been finalized.

During the first quarter 2012, we recorded net restructuring and asset impairment charges of $17 million, which included approximately $22 million of severance costs related to headcount reductions of approximately 500 employees primarily in North America and $2 million of asset impairment charges. These costs were partially offset by $7 million of net reversals for changes in estimated reserves from prior period initiatives.

Amortization of Intangible Assets

During the first quarter 2013 we recorded $83 million of expense related to the amortization of intangible assets.

Worldwide Employment

Worldwide employment of approximately 143,200 at March 31, 2013 decreased approximately 4,400 from year-end 2012, due to restructuring-related actions and attrition outpacing hiring.

Other Expenses, Net

	Three Months Ended March 31,
(in millions)	2013	2012

Non-financing interest expense	$61	$56
Interest income	(2)	(3)
Gains on sales of businesses and assets	—	(1)
Currency gains, net	(4)	—
Litigation matters	(37)	(1)
Loss on sales of accounts receivables	4	6
Deferred compensation investment gains	(6)	(7)
All other expenses, net	(1)	5

Total Other Expenses, Net	$15	$55

Note: Other Expenses, Net are included in the Other segment

Non-financing interest expense

First quarter 2013 non-financing interest expense of $61 million was $5 million higher than first quarter 2012, driven by an increase in the core debt balance. When combined with financing interest expense (cost of financing), total company interest expense declined by $5 million from the first quarter 2012, driven by a lower total debt balance.

Litigation Matters

Litigation matters of $(37) million reflects the benefit resulting from a reserve reduction related to recent litigation developments.

Income Taxes

First quarter 2013 effective tax rate was 17.0%. On an adjusted basis1, the first quarter 2013 tax rate was 21.6%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends and other foreign transactions and the retroactive tax benefits from the American Taxpayer Relief Act of 2012 tax law change of approximately $19 million.

First quarter 2012 effective tax rate was 24.6%. On an adjusted basis1, first quarter 2012 tax rate was 27.6%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends and other foreign transactions as well as net tax benefits from the geographical mix of profits.

Xerox operations are widely dispersed. The statutory tax rate in most non-U.S. jurisdictions is lower than the combined U.S. and state tax rate. The amount of income subject to these lower foreign rates relative to the amount of U.S. income will impact our effective tax rate. However, no one country outside of the U.S. is a significant factor to our overall effective tax rate. Certain foreign income is subject to U.S. tax net of any available foreign tax credits. Our full year effective tax rate includes a benefit of approximately 10 percentage points from these non-U.S. operations, which is comparable to 2012.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate for the remaining quarters of 2013 will be approximately 28%, excluding the effects of intangibles amortization and discrete events.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates, which primarily reflects our 25% share of Fuji Xerox net income, was $47 million, an increase of $7 million compared to the first quarter 2012.

First quarter 2013 and first quarter 2012 equity income both include charges of $4 million related to our share of Fuji Xerox after-tax restructuring.

Net Income

First quarter 2013 net income attributable to Xerox was $296 million, or $0.23 per diluted share. On an adjusted basis1, net income attributable to Xerox was $347 million, or $0.27 per diluted share, which includes a benefit of approximately $0.02 per share resulting from a reserve reduction related to recent litigation developments. First quarter 2013 adjustments to net income reflect the amortization of intangible assets.

First quarter 2012 net income attributable to Xerox was $269 million, or $0.19 per diluted share. On an adjusted basis1, net income attributable to Xerox was $319 million, or $0.23 per diluted share. First quarter 2012 adjustments to net income reflect the amortization of intangible assets.

The Net Income and EPS reconciliation table in the Non-GAAP Financial Measures section contains the first quarter adjustments to net income.

The calculations of basic and diluted earnings per share are included as Appendix I. See Non-GAAP financial measures for calculation of adjusted EPS.

Segment Review

	Three Months Ended March 31,
(in millions)	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2013
Services	$2,920	55%	$273	9.3%
Document Technology	2,135	40%	187	8.8%
Other	301	5%	(65)	(21.6%)

Total	$5,356	100%	$395	7.4%

2012
Services	$2,821	51%	$263	9.3%
Document Technology	2,338	43%	245	10.5%
Other	344	6%	(52)	(15.1%)

Total	$5,503	100%	$456	8.3%

Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Services

Our Services segment comprises three service offerings: Business Process Outsourcing (“BPO”), Document Outsourcing (“DO”) and Information Technology Outsourcing (“ITO”).

Revenue

First quarter 2013 Services total revenue of $2,920 million increased 4% from the first quarter 2012, with no impact from currency.

•	BPO revenue increased 3% and represented 61% of total Services revenue. BPO growth was driven by our government healthcare, healthcare payer and customer care businesses.

•	DO revenue increased 1% and represented 27% of total Services revenue. DO growth was driven primarily by our new partner print services offerings.

•	ITO revenue increased 13% and represented 12% of total Services revenue. ITO growth was driven by the continued revenue ramp on recent signings.

Segment Margin

First quarter 2013 Services segment margin of 9.3% was flat as compared to the first quarter 2012, as the decline in gross margin was offset by SAG reductions which included benefits from restructuring.

Metrics

Pipeline

Our total Services sales pipeline grew 5% over the first quarter 2012. This sales pipeline includes the Total Contract Value (“TCV”) of new business opportunities that potentially could be contracted within the next six months and excludes business opportunities with estimated annual recurring revenue in excess of $100 million.

Signings

Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Services signings were an estimated $3.7 billion in TCV for the quarter.

•	BPO signings of $2.8 billion TCV.

•	DO signings of $792 million TCV.

•	ITO signings of $108 million TCV.

Signings increased 64% as compared to the first quarter 2012. Signings on a trailing twelve month basis decreased 11% in relation to the comparable prior year period. The above DO signings figure represents Enterprise signings only and does not include signings from our partner print services offerings.

Note: TCV is estimated total revenue for future contracts for pipeline or signed contracts for signings as applicable.

Renewal rate (for BPO and ITO)

Renewal rate is defined as the annual recurring revenue (“ARR”) on contracts that are renewed during the period as a percentage of ARR on all contracts on which a renewal decision was made during the period. The first quarter 2013 contract renewal rate for BPO and ITO contracts was 89%, at the high end of our target range of 85%-90%.

Document Technology

Our Document Technology segment includes the sale of products and supplies, as well as the associated maintenance and financing of those products.

Revenue

	Three Months Ended March 31,
(in millions)	2013	2012	Change

Equipment sales	$597	$679	(12%)
Annuity revenue	1,538	1,659	(7%)

Total Revenue	$2,135	$2,338	(9%)

First quarter 2013 Document Technology revenue of $2,135 million decreased 9% from the first quarter 2012, with no impact from currency. Document Technology revenues exclude the impact of growth in Document Outsourcing. Inclusive of Document Outsourcing, first quarter 2013 aggregate document-related revenue decreased 6% from the first quarter 2012. Document Technology segment revenue results included the following:

•

Equipment sales revenue decreased by 12%. This decline was driven by the weak macro-environment as well as the timing of our mid-range product refresh. Price declines were in the historical 5% to 10% range.

•

Annuity revenue decreased by 7%, driven by a modest decline in total pages and revenue per page, the continued migration of customers to our partner print services offering (included in our Services segment) and a decline in financing revenue.

•	Document Technology revenue mix was 22% entry, 58% mid-range and 20% high-end, consistent with recent quarters.

Segment Margin

First quarter 2013 Document Technology segment margin of 8.8% decreased by 1.7-percentage points from the first quarter 2012. Gross margin was flat as compared to first quarter 2012, as productivity and restructuring offset the impact of price declines. SAG as a percent of revenue was negatively impacted by lower than expected revenue driven by product launch timing and overall market conditions.

Total Installs (Document Technology and Document Outsourcing2)

Install activity includes installations for document outsourcing and Xerox-branded products shipped to Global Imaging Systems (“GIS”). Detail by product group is shown below:

Entry

•	16% increase in color multifunction devices driven by demand for the WorkCentre® 6015, WorkCentre® 6605 and the ColorQube 8700/8900.

•	6% increase in color printers driven by demand for the recently launched Phaser 6600 family of products as well as an increase in sales to OEM partners.

•	22% decrease in black-and-white multifunction devices driven by declines in all geographies.

Mid-Range

•	4% decrease in installs of mid-range color devices.

•	7% decrease in installs of mid-range black-and-white devices.

We expect to see the positive impact of our late first quarter 2013 product refresh beginning in the second quarter 2013.

High-End

•

44% increase in installs of high-end color systems driven by growth across several product areas, including Entry Production Color and iGen, as we continue as market leader in the Production Color segment.

•	20% decrease in installs of high-end black-and-white systems, reflecting continued declines in the overall market.

Note: “Entry”, “Mid-Range” and “High-End” are defined in Appendix II.

Other

Revenue

First quarter 2013 Other revenue of $301 million decreased 13% from the first quarter 2012, with no impact from currency. The decline is due primarily to lower paper sales and lower sales of electronic presentation systems. Paper comprised approximately 64% of the first quarter 2013 Other segment revenue.

On March 22, 2013, Xerox announced that it would sell its North American paper and print media products business, which represents approximately 20% of total Other segment revenue, to Domtar Corporation. The transaction is expected to close in the second quarter 2013.

Segment Margin

First quarter 2013 Other segment loss of $65 million increased $13 million from the first quarter 2012, primarily driven by profit declines in our wide format business as well as an increase in non-financing interest expense. All non-financing interest expense is contained within the Other segment.

Notes

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
(2)	Equipment sales associated with Document Outsourcing are reported as revenue in our Services segment revenues.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended March 31, 2013 and 2012:

	Three Months Ended March 31,
(in millions)	2013	2012	Change

Net cash used in operating activities	$(87)	$(15)	$(72)
Net cash used in investing activities	(153)	(214)	61
Net cash (used in) provided by financing activities	(1)	835	(836)
Effect of exchange rate changes on cash and cash equivalents	(12)	6	(18)

(Decrease) increase in cash and cash equivalents	(253)	612	(865)
Cash and cash equivalents at beginning of period	1,246	902	344

Cash and Cash Equivalents at End of Period	$993	$1,514	$(521)

Cash Flows from Operating Activities

Net cash used in operating activities was $87 million in the first quarter 2013. The $72 million decline in operating cash from first quarter 2012 was primarily due to the following:

•	$72 million decrease in pre-tax income before depreciation and amortization, restructuring and litigation.

•

$98 million decrease due to losses on the settlements of foreign currency derivative contracts. The losses primarily relate to our hedges of Yen purchases and the related weakening of the Yen as compared to the U.S. Dollar and Euro. These losses are offset by favorable currency impacts on the cost of those purchases. In the aggregate, currency was favorable year-over-year.

•	$73 million decrease due to higher inventory levels reflecting the expected launch of new products as well as lower sales.

•	$60 million decrease due to lower net run-off of finance receivables primarily due to prior year finance receivables sales.

•	$108 million increase from accounts receivable primarily due to the benefits from the sales of accounts receivable and lower revenue.

•	$50 million increase primarily related to the timing of payments of accounts payable and accrued compensation.

•	$34 million increase due to lower contributions to our defined benefit pension plans.

•	$25 million increase associated with lower up-front costs and other customer-related spending for service contracts.

Cash Flows from Investing Activities

Net cash used in investing activities was $153 million in the first quarter 2013. The $61 million decrease in the use of cash from first quarter 2012 was primarily due to the following:

•	$34 million decrease due to the 2013 acquisition of Impika for $53 million as compared to the 2012 acquisitions of RK Dixon and two smaller acquisitions totaling $87 million.

•	$21 million decrease due to lower capital expenditures (including internal use software).

Cash Flows from Financing Activities

Net cash used in financing activities was $1 million in the first quarter 2013. The $836 million decrease in cash from the first quarter 2012 was primarily due to the following:

•

$941 million decrease from net debt activity. First quarter 2013 reflects an increase of $40 million in commercial paper. First quarter 2012 reflects net proceeds of $1.1 billion on Senior Notes offset by a decrease of $100 million in commercial paper.

•	$54 million increase due to lower distributions to noncontrolling interests.

•	$40 million increase as a result of lower share repurchases.

Customer Financing Activities

The following represents our Total finance assets, net associated with our lease and finance operations:

(in millions)	March 31, 2013	December 31, 2012

Total Finance receivables, net (1)	$5,104	$5,313
Equipment on operating leases, net	520	535

Total Finance Assets, net (2)	$5,624	$5,848

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.
(2)	Change from December 31, 2012 includes a decrease of $105 million due to currency.

The following summarizes our debt:

(in millions)	March 31, 2013	December 31, 2012

Principal debt balance(1)	$8,470	$8,410
Net unamortized discount	(61)	(63)
Fair value adjustments	130	142

Total Debt	$8,539	$8,489

(1)	March 31, 2013 includes commercial paper of $40 million.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets. Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	March 31, 2013	December 31, 2012

Financing Debt(1)	$4,921	$5,117
Core Debt	3,618	3,372

Total Debt	$8,539	$8,489

(1)

Financing debt includes $4,466 million and $4,649 million as of March 31, 2013 and December 31, 2012, respectively, of debt associated with Total finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivable

Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell to third-parties, on an on-going basis, certain accounts receivable without recourse. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales were as follows:

	Three Months Ended March 31,
(in millions)	2013	2012

Accounts receivable sales	$854	$875
Deferred proceeds	115	147
Fees associated with sales	4	6
Estimated increase (decrease) to operating cash flows (1)	16	(68)

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that our Services business could be adversely affected if we are unsuccessful in managing the ramp-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; interest rates, cost of borrowing and access to credit markets; reliance on third parties for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (“GAAP”). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2013 first quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Adjusted Earnings Measures

To better understand the trends in our business, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of the certain items as well as their related income tax effects.

•	Net income and Earnings per share (“EPS”)

•	Effective tax rate

In 2013 and 2012 we adjusted for the amortization of intangible assets. The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

We also calculate and utilize an Operating income and margin earnings measure by adjusting our pre-tax income and margin amounts to exclude certain items. In addition to the amortization of intangible assets, operating income and margin also exclude Other expenses, net as well as Restructuring and asset impairment charges. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees pursuant to formal restructuring and workforce reduction plans. Such charges are expected to yield future benefits and savings with respect to our operational performance. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended March 31, 2013		Three Months Ended March 31, 2012
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported	$296	$0.23	$269	$0.19

Adjustments:
Amortization of intangible assets	51	0.04	50	0.04

Adjusted	$347	$0.27	$319	$0.23

Weighted average shares for adjusted EPS(1)		1,280		1,396
Fully diluted shares at end of period(2)		1,283		1,406

(1)	Average shares for the calculation of adjusted EPS include 27 million of shares associated with the Series A convertible preferred stock and therefore the related quarterly dividend was excluded.
(2)

Represents common shares outstanding at March 31 as well as shares associated with our Series A convertible preferred stock plus dilutive potential common shares as used for the calculation of diluted earnings per share in the first quarter 2013 and 2012.

Guidance:

Earnings Per Share Guidance
	Q2 2013	FY 2013

GAAP EPS	$0.19 - $0.21	$0.94 - $1.00

Adjustments:
Amortization of intangible assets	0.04	0.15

Adjusted EPS	$0.23 - $0.25	$1.09 - $1.15

Note: GAAP and Adjusted EPS guidance includes anticipated restructuring

Effective Tax reconciliation:

	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate

Reported	$305	$52	17.0%	$313	$77	24.6%

Adjustments:
Amortization of intangible assets	83	32		82	32

Adjusted	$388	$84	21.6%	$395	$109	27.6%

Operating Income / Margin reconciliation:

	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income	$305	$5,356	5.7%	$313	$5,503	5.7%

Adjustments:
Amortization of intangible assets	83			82
Xerox restructuring (credit) charge	(7)			17
Other expenses, net	15			55

Adjusted Operating	$396	$5,356	7.4%	$467	$5,503	8.5%
Equity in net income of unconsolidated affiliates	47			40
Litigation matters	(37)			—
Fuji Xerox restructuring charge	4			4
Other expenses, net	(15)			(55)

Segment Profit/Revenue	$395	$5,356	7.4%	$456	$5,503	8.3%

Services Revenue Breakdown:

	Three Months Ended March 31,
(in millions)	2013	2012	Change

Business Processing Outsourcing	$1,805	$1,745	3%
Document Outsourcing	788	780	1%
Information Technology Outsourcing	376	332	13%
Less: Intra-Segment Eliminations	(49)	(36)	36%

Total Revenue - Services	$2,920	$2,821	4%

Segment Profit - Services	$273	$263	3%

Segment Margin - Services	9.3%	9.3%	—

Note:

•

Q1 2012 Business Process Outsourcing (BPO) and Document Outsourcing (DO) revenues have been restated by $108M to reflect the transfer of the Communication & Markting Services (CMS) business from DO to BPO in 2013. The revenue transfer for the remaining periods of 2012 were $114M for Q2, $109M for Q3 and $119M for Q4.

•	ITO growth includes 1 pt of growth from intercompany services which is eliminated in total services.

APPENDIX I

Xerox Corporation

Earnings per Common Share

(in millions, except per share data. Shares in thousands)

	Three Months Ended March 31,
	2013	2012

Basic Earnings per Share:

Net income attributable to Xerox	$296	$269
Accrued Dividends on preferred stock	(6)	(6)

Adjusted net income available to common shareholders	$290	$263

Weighted average common shares outstanding	1,225,271	1,337,397

Basic Earnings per Share	$0.24	$0.20

Diluted Earnings per Share:

Net income attributable to Xerox	$296	$269
Accrued Dividends on preferred stock	—	(6)

Adjusted net income available to common shareholders	$296	$263

Weighted average common shares outstanding	1,225,271	1,337,397
Common shares issuable with respect to:
Stock options	4,854	7,143
Restricted stock and performance shares	21,372	22,349
Convertible preferred stock	26,966	—
Convertible securities	1,992	1,992

Adjusted weighted average common shares outstanding	1,280,455	1,368,881

Diluted Earnings per Share	$0.23	$0.19

The following securities were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive (in thousands of shares):
Stock options	25,230	41,543
Restricted stock and performance shares	18,412	20,466
Convertible preferred stock	—	26,966

	43,642	88,975

Dividends per Common Share	$0.0575	$0.0425

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended March 31,
(in millions)	2013	2012
Segment Profit	$395	$456
Reconciling items:
Restructuring and asset impairment charges	7	(17)
Restructuring charges of Fuji Xerox	(4)	(4)
Amortization of intangible assets	(83)	(82)
Litigation matters	37	—
Equity in net income of unconsolidated affiliates	(47)	(40)

Pre-Tax Income	$305	$313

Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Document Technology and Other.

Services:

The Services segment comprises three service offerings:

	•	Business Process Outsourcing.

	•	Document Outsourcing, which includes Managed Print Services and revenues from our partner print services offerings.

	•	Information Technology Outsourcing.

Document Technology:

The Document Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

	•	“Entry”, which includes A4 devices and desktop printers.

	•	“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

	•	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:	The Other segment includes Xerox Supplies Business Group (“XSBG”) (predominantly paper), Wide Format Systems, licensing revenue, GIS network integration solutions and electronic presentation systems and non-allocated corporate items, including Other expenses, net.